Exhibit 99.1

          FRONTIER AIRLINES REPORTS FISCAL SECOND QUARTER 2007 RESULTS

    DENVER, Oct. 26 /PRNewswire-FirstCall/ -- Frontier Airlines, Inc. (Nasdaq:
FRNT) today reported a net income of $0.5 million, or $0.01 per diluted share, for the airline's second fiscal quarter ended September 30, 2006 compared to net income of $6.9 million, or $0.18 per diluted share, for the same period last year. Included in the net income for the three months ended September 30, 2006 were the following items before the effect of income taxes: non-cash mark to market derivative losses, which increased fuel expense by $3.5 million, and net gains on the sale of Boeing assets of $0.3 million. These items, net of income taxes and bonuses, decreased net income by $0.05 per diluted share for the quarter ended September 30, 2006. Included in the net income for the quarter ended September 30, 2005 were the following items before the effect of income taxes: non-cash mark to market gains on fuel hedges of $0.3 million and net gains of $0.6 million related primarily to the sale of Boeing assets. These items, net of income taxes, increased net income by $0.02 per diluted share.

    Chief Executive Officer's Comments

    Frontier President and CEO Jeff Potter said, "Even with the continual challenge of volatile fuel costs, a competitive Denver revenue environment and the negative impact of the incidents of August 10, 2006, which were felt throughout August and September, I am very pleased to say that we were able to maintain profitability for a second consecutive quarter. These results are not surprising, however, given that this summer was one of the most successful of our 12-year history. We achieved excellent load factors and our operations responded with a level of service that positioned us as one of the top on-time performers in the industry. This past summer was a critical time for us to show once again our commitment to superior customer service as we developed loyalty with new customers and reinforced that loyalty with our long time frequent flyers. I am confident that among the 2.7 million passengers we flew from July to September, we created thousands of new and now loyal Frontier fans. And the equation is really simple at the highest level -- an exciting and differentiated product combined with employees who are professional and motivated to give our passengers their very best every day."

    Operating Highlights

    During the quarter ended September 30, 2006, Frontier completed an industry leading 99.8 percent of all domestic flights, up from 99.6 percent from the same period last year. Frontier also led the industry among major domestic carriers with 83.6 percent of all domestic flights arriving within the Department of Transportation's (DOT) established on-time criteria of 14 minutes within scheduled arrival time.

    Mainline passenger revenue increased 21.1 percent as mainline revenue passenger miles (RPMs) grew at a rate of 15.4 percent during the fiscal second quarter, while mainline capacity growth as measured by mainline ASMs increased
14.7 percent from the same quarter last year. As a result, the airline's mainline load factor was 77.5 percent for its fiscal second quarter of 2007, 0.4 load factor points more than the mainline load factor of 77.1 percent during the same quarter last year. The airline's mainline break-even load factor, excluding special items, for the fiscal second quarter 2007 increased 2.9 load factor points from 72.8 percent in the fiscal second quarter of 2006 to 75.7 percent. This year over year increase was primarily the result of an 11.2 percent increase in mainline cost per available seat mile (CASM) partially offset by a
5.9 percent increase in mainline passenger revenue per available seat mile
(RASM).

    The increase in mainline RASM was due to the combination of the 5.3 percent increase in mainline yield per RPM combined with the 0.4 load factor point increase on a year-over-year basis. Mainline average length of haul decreased
3.7 percent on a year-over-year basis, primarily because of the introduction of shorter haul routes such as Los Angeles to San Francisco.

    Mainline fuel cost per gallon, including non-cash mark to market derivative losses, was $2.43 during the quarter ended September 30, 2006, compared to $1.94 during the quarter ended September 30, 2005, an increase of 25.3 percent.

    The airline's mainline CASM for the fiscal second quarter, excluding fuel, was 6.14 cents compared to 5.86 cents for the same quarter last year, an increase of 4.8 percent. Included in CASM, excluding fuel, for the quarter ended September 30, 2005 was a reduction of sales and promotion expense of $3.6 million or 0.14 cents per ASM, due to a favorable sales and use tax credit on the taxation of ticketing services, and $0.6 million, or 0.02 cents per ASM, in net gains related to the sale of Boeing assets held for sale.

    Senior Vice President and Chief Financial Officer Paul Tate discussed the airline's quarter ended September 30, 2006 unit costs stating, "Excluding the tax credit from last year's quarterly CASM, year-over-year CASM excluding fuel increased by 2.3 percent which was primarily due to a 4.1 percent reduction in average mainline aircraft stage length."

    The airline's current unrestricted cash and working capital as of September 30, 2006 was $221.2 million and $75.6 million, respectively. This compares to the Company's unrestricted cash and working capital for the same period last year of $144.1 million and $41.8 million, respectively.

    The airline's fleet in service on September 30, 2006 consisted of 18 owned Airbus A319 and A318 aircraft and 37 leased Airbus A319 and A318 aircraft.

    Business developments during the quarter included:

    * Formed a new subsidiary, Lynx Aviation, Inc., and entered into a purchase agreement between Frontier Holdings, Inc. and Bombardier, Inc. for ten Q400 turboprop aircraft (with an option to purchase ten additional aircraft) which will be operated by Lynx Aviation under its own operating certificate.
    * Announced that Frontier is looking for a new partner to operate as many as 21 regional jets for its Frontier JetExpress service and amended a partnership agreement with Horizon to return all nine of Horizon's aircraft during calendar 2007.
    *  Took delivery of two new purchased Airbus 319 aircraft.
    *  Received DOT authority to serve Los Angeles (LAX) to Cabo San Lucas
       (SJD), which will begin December 9, 2006 and Kansas City (MCI) to Cabo San Lucas, which will begin December 16, 2006.
    * Received DOT authority to serve Denver (DEN) to Guadalajara (GDL), which will begin December 22, 2006.
    * Received DOT authority to serve San Diego (SAN) to Cancun (CUN), which will begin December 16, 2006.
    * Launched new ad campaign in Denver reporting the results of a Harris Interactive poll that demonstrated Denver customers' preference for Frontier.

    Potter concluded, "We are heading into a very busy season for our Mexico service, and at our peak this year we will have over 86 flights a week to Mexico from Denver alone. In addition, we will serve a total of eight Mexico destinations from nine U.S. cities by the end of December, including our first interior Mexico destination, Guadalajara. The strength of our Mexico schedule and the popularity of some of our new service such as Los Angeles to Los Cabos should serve us very well in the December and March quarters. In that regard, we expect our December quarterly results will be at or near break-even, a significant improvement over last year's quarterly results."

    Senior leadership will host a conference call to discuss Frontier's quarterly earnings on October 27, 2006, at 9:00 a.m. Mountain Daylight Time. The call is available via the World Wide Web on the airline's Web site at www.FrontierAirlines.com or using the following URL:
http://www.vcall.com/IC/CEPage.asp?ID=110633.

    About Frontier Airlines Holdings, Inc.

    Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 13th year of operations, Frontier Airlines is the second largest jet service carrier at Denver International Airport, employing approximately 5,000 aviation professionals. With 55 aircraft and one of the youngest Airbus fleet in North America, Frontier offers 24 channels of DIRECTV(R) service in every seatback along with 33 inches of legroom in an all coach configuration. In conjunction with Frontier JetExpress operated by Horizon Air, Frontier operates routes linking its Denver hub to 55 destinations including 47 destinations in 29 states spanning the nation from coast to coast, seven cities in Mexico and one city in Canada. Frontier's maintenance and engineering department has received the Federal Aviation Administration's highest award, the Diamond Certificate of Excellence, in recognition of 100 percent of its maintenance and engineering employees completing advanced aircraft maintenance training programs, for seven consecutive years. In July 2006, Frontier ranked as one of the "Top 5 Domestic Airlines" as determined by readers of Travel & Leisure magazine. Frontier provides capacity information and other operating statistics on its Web site, which may be viewed at FrontierAirlines.com.

    Legal Notice Regarding Forward-Looking Statements

    Statements contained in this press release that are not historical facts, including certain statements by Messrs. Potter and Tate and projections of future performance, may be considered forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Many of these risks and uncertainties cannot be predicted with accuracy and some might not even be anticipated. Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: further downward pressure on airfares due to competition, demand or other factors; continuing adverse effects of high fuel costs; increased prices for fuel and the inability to recover these higher fuel costs in airfares; actions of competing airlines, such as increasing capacity and pricing actions of United Airlines, Southwest Airlines, and other competitors, particularly in some of our Mexico destinations due to the increase in the number of domestic airlines authorized to serve Mexican markets from the U.S.; unanticipated decreases in the volume of passenger traffic due to terrorist acts or additional incidents that could cause the public to question the safety and/or efficiency of air travel; negative public perceptions associated with increased security wait times at various domestic airports; the inability to secure adequate gate facilities at Denver International Airport and at other airports where Frontier operates; weather, maintenance or other operational disruptions; air traffic control-related difficulties; the impact of labor issues; actions of the federal and local governments; changes in the government's policy regarding relief to the airline industry, especially as it relates to war risk insurance; and the stability of the U.S. economy and the economic environment of the airline industry; and new business strategies such as the start-up of a new subsidiary using a different type of aircraft and operating in different markets and its ability to obtain the necessary regulatory approvals and licenses as and when planned. Any forward-looking statement is qualified by reference to these risks and factors. These risks and factors are not exclusive, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding these and other factors may be contained in the Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended March 31, 2006. The Company's filings are available from the Securities and Exchange Commission or may be obtained through the Company's website, www.frontierairlines.com.

                          -Financial Tables To Follow-

                        FRONTIER AIRLINES HOLDINGS, INC.
                         CONSOLIDATED BALANCE SHEET DATA
                                   (unaudited)

                                 Quarter Ended   Quarter Ended
                                 September 30,   September 30,
                                     2006            2005
                                 -------------   -------------
                                        (in thousands)
Balance Sheet Data:
Cash and cash equivalents        $     221,242   $     144,096
Current assets                         375,644         274,006
Total assets                         1,021,669         844,554
Current liabilities                    300,015         232,162
Long-term debt                         444,038         324,798
Total liabilities                      786,527         599,259
Stockholders' equity                   235,142         245,295
Working capital                         75,629          41,844

                        FRONTIER AIRLINES HOLDINGS, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
      FOR THE THREE MONTHS AND SIX MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
                      (in thousands, except per share data)

                                Three Months Ended                 Six Months Ended
                          ------------------------------    ------------------------------
                          September 30,    September 30,    September 30,    September 30,
                              2006             2005             2006             2005
                          -------------    -------------    -------------    -------------
Revenues:
  Passenger -
   mainline               $     277,720    $     229,397    $     546,084    $     437,464
  Passenger -
   regional
   partner                       25,132           23,391           52,461           46,345
  Cargo                           1,962            1,373            3,581            2,592
  Other                           5,042            4,263            9,794            8,433

    Total
     revenues                   309,856          258,424          611,920          494,834

Operating
 expenses:
  Flight
   operations                    39,148           34,438           78,984           68,910
  Aircraft fuel                 101,450           70,912          191,864          130,742
  Aircraft lease                 27,326           23,472           53,208           46,903
  Aircraft and
   traffic
   servicing                     39,120           34,114           77,108           65,867
  Maintenance                    22,068           18,518           42,664           38,528
  Promotion and
   sales                         26,240           18,645           52,917           40,517
  General and
   administrative                15,419           12,070           28,713           24,321
  Operating
   expenses -
   regional
   partner                       28,033           26,308           57,516           50,426
  Aircraft lease
   and facility
   exit costs                        --               53              (14)           3,365
  (Gains) losses
    on sales of
    assets, net                    (341)            (603)            (647)            (691)
  Depreciation                    8,304            6,862           15,836           13,534
    Total
     operating
     expenses                   306,767          244,789          598,149          482,422

  Business
   interruption
   insurance
   proceeds                         868               --              868               --

    Operating
     income                       3,957           13,635           14,639           12,412

Nonoperating
 income
 (expense):
  Interest income                 4,203            1,911            8,156            3,275
  Interest expense               (7,840)          (5,044)         (14,672)          (9,162)
  Other, net                         29              (48)              74             (150)
    Total
     nonoperating
     expense, net                (3,608)          (3,181)          (6,442)          (6,037)

Income before
 income tax expense                 349           10,454            8,197            6,375

Income tax expense
 (benefit)                         (160)           3,549            3,731            2,203

Net income                $         509    $       6,905    $       4,466    $       4,172

Earnings per share:
    Basic                 $        0.01    $        0.19    $        0.12    $        0.12
    Diluted               $        0.01    $        0.18    $        0.12    $        0.11

Weighted average
 shares of common
 stock outstanding:
    Basic                        36,600           36,166           36,595           36,097
    Diluted                      37,317           38,531           37,229           38,453

                        FRONTIER AIRLINES HOLDINGS, INC.
                        COMPARATIVE OPERATING STATISTICS
                                   (unaudited)

                         Quarters Ended                             Six Months Ended
                          September 30,                              September 30,
                     ------------------------                   ------------------------
                        2006          2005         Change          2006          2005         Change
                     ----------    ----------    ----------     ----------    ----------    ----------
Selected
 Operating
 Data -
 Mainline:

Passenger
 revenue
 (000s)              $  277,720    $  229,397          21.1%    $  546,084    $  437,464          24.8%
Revenue
 passengers
 carried
 (000s)                   2,428         2,028          19.7%         4,832         3,912          23.5%
Revenue
 passenger
 miles
 (RPMs)
 (000s)               2,238,946     1,940,880          15.4%     4,523,498     3,780,979          19.6%
Available
 seat miles
 (ASMs)
 (000s)               2,888,964     2,518,515          14.7%     5,678,077     4,864,412          16.7%
Passenger
 load factor               77.5%         77.1%      0.4 pts           79.7%         77.7%      2.0 pts
Break-even
 load
 factor (1)                75.7%         72.8%      2.9 pts           77.3%         75.3%      2.0 pts
Block hours              59,603        50,976          16.9%       116,621        98,355          18.6%
Departures               25,297        21,189          19.4%        48,787        40,503          20.5%
Average
 seats per
 departure                129.7         129.4           0.2%         129.6         129.3           0.2%
Average
 stage
 length                     881           919          (4.1)%          898           929          (3.3)%
Average
 length
 of haul                    922           957          (3.7)%          936           967          (3.2)%
Average
 daily
 block hour
 utilization               12.0          11.4           5.3%          12.1          11.4           6.1%
Passenger
 yield per
 RPM (cents)
 (2), (3)                 12.31         11.69           5.3%         11.99         11.47           4.5%
Total yield
 per RPM
 (cents)                  12.72         12.11           5.0%         12.37         11.86           4.3%
Passenger
 yield per
 ASM (cents)               9.54          9.01           5.9%          9.55          8.92           7.1%
Total yield
 per ASM
 (cents)                   9.86          9.33           5.7%          9.85          9.22           6.8%
Cost per
 ASM (cents)               9.65          8.68          11.2%          9.52          8.88           7.2%
Fuel expense
 per ASM
 (cents)                   3.51          2.82          24.5%          3.38          2.69          25.7%
Cost per ASM
 excluding
 fuel (cents) (4)          6.14          5.86           4.8%          6.14          6.19          (0.8)%
Average fare         $   104.20    $   103.47           0.7%    $   103.22    $   102.79           0.4%
Average
 aircraft
 in service                54.1          48.8          10.9%          52.7          47.2          11.7%
Aircraft in
 service at
 end of
 period                      55            49          12.2%            55            49          12.2%
Average age
 of aircraft
 at end of
 period                     2.8           2.1          33.3%           2.8           2.1          33.3%
Average fuel
 cost per
 gallon              $     2.43    $     1.94          25.3%    $     2.36    $     1.86          26.9%
Fuel gallons
 consumed
 (000's)                 41,679        36,471          14.3%        81,400        70,253          15.9%

                          Quarters Ended                            Six Months Ended
                          September 30,                              September 30,
                     ------------------------                   ------------------------
                        2006          2005         Change          2006          2005         Change
                     ----------    ----------    ----------     ----------    ----------    ----------
Selected
 Operating
 Data -
 Regional
 Partner:

Passenger
 revenue
 (000s)                  25,132        23,391           7.4%        52,461        46,345          13.2%
Revenue
 passengers
 carried
 (000s)                     242           234           3.4%           506           467           8.4%
Revenue
 passenger
 miles
 (RPMs)
 (000s)                 146,784       148,956          (1.5)%      317,234       285,713          11.0%
Available
 seat miles
 (ASMs)
 (000s)                 200,643       204,432          (1.9)%      415,524       393,117           5.7%
Passenger
 load factor               73.2%         72.9%      0.3 pts           76.3%         72.7%      3.6 pts
Passenger
 yield per
 RPM (cents) (2)          17.12         15.70           9.0%         16.54         16.22           2.0%
Yield per
 ASM (cents)              12.53         11.44           9.5%         12.63         11.79           7.1%
Cost per ASM
 (cents)                  13.97         12.87           8.5%         13.84         12.83           7.9%
Average fare         $   103.95    $    99.99           4.0%    $   103.71    $    99.28           4.5%
Aircraft in
 service at
 end of period                9             9           0.0%             9             9           0.0%

                          Quarters Ended                            Six Months Ended
                          September 30,                              September 30,
                     ------------------------                   ------------------------
                        2006          2005         Change          2006          2005         Change
                     ----------    ----------    ----------     ----------    ----------    ----------
Selected
 Operating
 Data -
 Combined:

Passenger
 revenue
 (000s)              $  302,852    $  252,788          19.8%    $  598,545    $  483,809          23.7%
Revenue
 passengers
 carried
 (000s)                   2,670         2,262          18.0%         5,338         4,379          21.9%
Revenue
 passenger
 miles
 (RPMs)
 (000s)               2,385,730     2,089,836          14.2%     4,840,732     4,066,692          19.0%
Available
 seat miles
 (ASMs)
 (000s)               3,089,607     2,722,947          13.5%     6,093,601     5,257,529          15.9%
Passenger
 load factor               77.2%         76.7%      0.5 pts           79.4%         77.3%      2.1 pts
Passenger
 yield per
 RPM (cents) (2)          12.60         11.98           5.2%         12.29         11.81           4.1%
Total yield
 per RPM
 (cents)                  12.99         12.37           5.0%         12.64         12.17           3.9%
Yield per
 ASM (cents)               9.73          9.19           5.9%          9.76          9.13           6.9%
Total yield
 per ASM
 (cents)                  10.03          9.49           5.7%         10.04          9.41           6.7%
Cost per ASM
 (cents)                   9.93          8.99          10.5%          9.82          9.18           7.0%

1. "Break-even load factor" is the passenger load factor that will result in operating revenues being equal to operating expenses, net of certain adjustments, assuming constant yield per RPM and no change in ASMs. Break-even load factor as presented above may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission. We believe that presentation of break-even load factor calculated after certain adjustments is useful to investors because the elimination of special or unusual items allows a meaningful period-to-period comparison. Furthermore, in preparing operating plans and forecasts we rely on an analysis of break-even load factor exclusive of these special and unusual items. Our presentation of non-GAAP results should not be viewed as a substitute for our financial or statistical results based on GAAP, and other airlines may not necessarily compute break-even load factor in a manner that is consistent with our computation.

    A reconciliation of the components of the calculation of break-even load factor is as follows:

                                Three months Ended                 Six Months Ended
                                  September 30,                      September 30,
                          ------------------------------    ------------------------------
                              2006             2005             2006             2005
                          -------------    -------------    -------------    -------------
                                  (In thousands)                    (In thousands)
Net income                $        (509)   $      (6,905)   $      (4,466)   $      (4,172)
  Income tax
   (expense) benefit                160           (3,549)          (3,731)          (2,203)
  Passenger revenue             277,720          229,397          546,084          437,464
  Revenue - regional
   partner                       25,132           23,391           52,461           46,345
  Charter revenue                (2,216)          (2,497)          (3,605)          (3,708)
  Operating expenses
   - regional partner           (28,033)         (26,308)         (57,516)         (50,426)

  Passenger revenue -
    mainline (excluding
    charter and regional
    partner revenue)
    required to break
    even (based on
    GAAP amounts)         $     272,254    $     213,529    $     529,227    $     423,300

  Non-GAAP
   adjustments:
    Aircraft and
     facility lease
     exit costs                      --               --               --           (3,365)
    Gain on sales
     of assets                      341              603              647              691
    Impairment and
     other related
     charges                         --               --               --               --
    Mark to market
     derivative
     (gains)/losses on
     fuel contracts              (3,515)             281           (3,700)            (726)

    Passenger revenue -
     mainline
     (excluding charter
     and regional
     partner revenue)
     required to break
     even (based on
     adjusted amounts)    $     269,080    $     214,413    $     526,174    $     419,900

                                Three months Ended                 Six Months Ended
                                  September 30,                     September 30,
                          ------------------------------    ------------------------------
                              2006             2005             2006             2005
                          -------------    -------------    -------------    -------------
                                  (In thousands)                    (In thousands)
Calculation of
 mainline break-even
 load factor using
 GAAP amounts:

Passenger revenue -
  mainline (excluding
  charter and regional
  partner revenue)
  required to break
  even (based on
  GAAP amounts)
  ($000s)                 $     272,254    $     213,529    $     529,227    $     423,300
  Mainline yield per
   RPM (cents)                    12.31            11.69            11.99            11.47

  Mainline revenue
   passenger miles
   (000s) to break
   even assuming
   constant yield
   per RPM                    2,211,649        1,826,595        4,413,903        3,690,497
  Mainline available
   seat miles
   (000s)                     2,888,964        2,518,515        5,678,077        4,864,412

  Mainline
   break-even
   load factor
   using GAAP
   amounts                         76.6%            72.5%            77.7%            75.9%

Calculation of
  mainline break-even
  load factor using
  non-GAAP amounts:

  Passenger revenue
   (excluding charter
   and regional partner
   revenue) required
   to break even
   (based on adjusted
   amounts) ($000s)       $     269,080    $     214,413    $     526,174    $     419,900
  Mainline yield per
   RPM (cents)                    12.31            11.69            11.99            11.47

    Mainline revenue
      passenger miles
      (000s) to break
      even assuming
      constant yield
      per RPM                 2,185,865        1,834,157        4,388,440        3,660,854
  Mainline available
   seat miles (000s)          2,888,964        2,518,515        5,678,077        4,864,412

Mainline break-even
 load factor using
 non-GAAP amounts                  75.7%            72.8%            77.3%            75.3%

2. "Passenger yield per RPM" is determined by dividing passenger revenues (excluding charter revenue) by revenue passenger miles.

3. For purposes of these yield calculations, charter revenue is excluded from passenger revenue. These figures may be deemed non-GAAP financial measures under regulations issued by the Securities and Exchange Commission. We believe that presentation of yield excluding charter revenue is useful to investors because charter flights are not included in RPMs or ASMs. Furthermore, in preparing operating plans and forecasts, we rely on an analysis of yield exclusive of charter revenue. Our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial or statistical results based on GAAP. The calculation of passenger revenue excluding charter revenue is as follows:

                                  Quarters Ended                   Six Months Ended
                                   September 30,                     September 30,
                          ------------------------------    ------------------------------
                              2006             2005             2006             2005
                          -------------    -------------    -------------    -------------
                                  (In thousands)                    (In thousands)
Passenger revenues -
 mainline, as
 reported                 $     277,720    $     229,397    $     546,084    $     437,464
  Less: charter
   revenue                        2,216            2,497            3,605            3,708
Passenger revenues -
 mainline excluding
 charter                        275,504          226,900          542,479          433,756
  Add: Passenger
   revenues -
   regional partner              25,132           23,391           52,461           46,345
Passenger revenues,
 system combined          $     300,636    $     250,291    $     594,940    $     480,101

4. This may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission. We believe the presentation of financial information excluding fuel expense is useful to investors because we believe that fuel expense tends to fluctuate more than other operating expenses, it facilitates comparison of results of operations between current and past periods and enables investors to better forecast future trends in our operations. Furthermore, in preparing operating plans and forecasts, we rely, in part, on trends in our historical results of operations excluding fuel expense. However, our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial results determined in accordance with GAAP.

SOURCE  Frontier Airlines, Inc.
    -0-                             10/26/2006
    /CONTACT: Joe Hodas of Frontier Airlines, +1-720-374-4504, jhodas@flyfrontier.com/
    /Web site:  http://www.frontierairlines.com /
    (FRNT)